Exhibit 99.1

        City National Corporation Reports Record Net Income of
          $186.7 Million and EPS of $3.72 For The Year 2003;
         Total Assets Reach $13.0 Billion For The First Time

    LOS ANGELES--(BUSINESS WIRE)--Jan. 14, 2004--City National Corporation (NYSE:CYN), parent company of wholly owned City National Bank, today reported its eighth consecutive year of record net income. Net income totaled $186.7 million, or $3.72 per share in 2003, compared with net income of $183.1 million, or $3.56 per share, for 2002. Earnings per share for 2003 grew 4.5 percent from 2002.
    Fourth-quarter 2003 net income was $44.4 million, or $0.87 per share, compared with net income of $44.4 million, or $0.87 per share for the fourth quarter of 2002 and $52.5 million, or $1.05 per share, for the third quarter of 2003.

    HIGHLIGHTS

    -- While income before taxes increased by 12 percent, as previously announced by the company, certain net state tax benefits recorded in the first three quarters of 2003 of approximately $0.16 per share were reversed in the fourth quarter due to a December 31, 2003 tax announcement by the California Franchise Tax Board (FTB). No such benefits were taken in the fourth quarter. As a result of this matter, the company's income tax rate increased by approximately 3 percentage points for 2003 compared with 2002.

    -- The provision for credit losses of $29.0 million for 2003 was down 57 percent from $67.0 million for the prior year. No provision for credit losses was recorded for the fourth quarter of 2003 as a result of improved credit quality and the strength of our ratio of the allowance for credit losses to loans of 2.1 percent at December 31, 2003. Nonaccrual loans fell to $42.3 million, a 41 percent decline from December 31, 2002.

    -- Average core deposits for 2003 were up 22 percent from 2002. Fourth-quarter average core deposits were up 19 percent from the same period a year ago and 4 percent from the prior quarter.

    -- Average securities for 2003 were up 50 percent from 2002 due to significantly higher deposit balances. The average duration of the total available-for-sale securities portfolio at December 31, 2003 was 3.4 years.

    -- Period-end loan balances at December 31, 2003 increased $340.6 million from September 30, 2003, while average loans for all of 2003 were $93.5 million lower than 2002.

    -- Noninterest income excluding gains (losses) on sale of loans, assets, and debt repurchase and gain on sale of securities rose 20 percent in 2003 over 2002. This increase was, to a significant extent, due to the acquisition of Convergent Capital Management ("CCM") on April 1, 2003. Fourth-quarter noninterest income, excluding gains (losses) on the sale of loans, assets, and debt repurchase and gain on the sale of securities, was 27 percent higher than the fourth quarter of 2002 and 5 percent higher than the third quarter of 2003.

    "As City National celebrates its 50th anniversary, it is noteworthy that for the first time we now have $13 billion in bank assets, over $28 billion in client investment assets and eight consecutive years of net income growth," said City National Corporation Chief Executive Officer Russell Goldsmith. "Income before taxes grew 12 percent over 2002, thanks to strengthening credit quality, dynamic deposit growth, and increasing noninterest income, despite challenging national economic conditions and a low interest rate environment.
    "Another highlight of 2003 was the continuing expansion and consolidation of our acquisitions in Northern California, where we invested in new colleagues, offices and banking and wealth management capabilities. As economic conditions and loan demand have begun to improve, we believe 2004 will be another year of growth and progress at City National Bank, California's Premier Private and Business Bank."



                                                             For the
                                                              three
                                                              months
                              For the three months ended       ended
Dollars in millions,                 December 31,      %     Sept. 30,
except per share                   2003       2002   Change    2003
------------------------------ ---------- ---------- ------ ----------
Earnings Per Share                $0.87      $0.87       0     $1.05
Net Income                         44.4       44.4       0      52.5
Average Assets                 12,756.6   11,312.3      13  12,418.7
Return on Average Assets           1.38 %     1.56 %   (12)     1.68 %
Return on Average Equity          14.69      15.90      (8)    18.28


                                      For the twelve months ended
Dollars in millions,                            December 31,      %
except per share                              2003       2002   Change
----------------------------------------- ---------- ---------- ------
Earnings Per Share                           $3.72      $3.56       4
Net Income                                   186.7      183.1       2
Average Assets                            12,146.9   10,891.6      12
Return on Average Assets                      1.54 %     1.68 %    (8)
Return on Average Equity                     16.27      17.45      (7)


    Return on average assets for the year and fourth quarter of 2003 declined from the same periods last year due to an increase in average assets, primarily lower-yielding securities. The lower return on average shareholders' equity for the year was due primarily to a higher level of shareholders' equity from retained net income and from the exercise of stock options, net of treasury share repurchases.

    ASSETS

    Average assets were higher, primarily due to an increase in deposits which were invested in the securities portfolio and, to a lesser extent, federal funds sold and due from banks-interest bearing. Total assets at December 31, 2003 increased 10 percent to a record $13.0 billion from $11.9 billion at December 31, 2002.

    REVENUES

    Revenues (net interest income plus noninterest income) for the year, increased 5 percent to $691.8 million compared with $661.5 million for 2002, due to a significant extent to the acquisition of CCM. Fourth-quarter revenues increased 6 percent to $178.5 million from $168.9 million in the fourth quarter of 2002. They grew 3 percent from the third quarter of 2003.

    NET INTEREST INCOME

    Fully taxable-equivalent net interest income for the year was $529.0 million, compared with $530.1 million for 2002. Net interest income for the fourth quarter of 2003 was $134.0 million on a fully taxable-equivalent basis, a 1 percent decrease from $135.2 million in the fourth quarter of 2002 due to lower interest rates and lower commercial loan balances. However, fourth-quarter 2003 net interest income on a fully taxable-equivalent basis increased 1 percent over the preceding quarter.



                                                         For the three
                             For the three months            months
                                   ended                     ended
                                 December 31,        %      Sept. 30,
Dollars in millions             2003       2002     Change    2003
----------------------------- ---------- ---------- ------ ----------
Average Loans                 $7,605.4   $7,970.9      (5) $7,558.8
Average Securities             3,424.3    2,089.2      64   3,114.1
Average Deposits              10,694.0    9,284.3      15  10,320.8
Average Core Deposits          9,737.3    8,175.5      19   9,323.5
Fully Taxable-Equivalent
Net Interest Income              134.0      135.2      (1)    132.4
Net Interest Margin               4.52 %     5.17 %   (13)     4.61 %


                                    For the twelve months ended
                                               December 31,        %
Dollars in millions                           2003       2002   Change
---------------------------------------------------- ---------- ------
Average Loans                             $7,729.2   $7,822.7      (1)
Average Securities                         2,976.7    1,977.9      50
Average Deposits                          10,045.3    8,639.5      16
Average Core Deposits                      9,042.3    7,400.0      22
Fully Taxable-Equivalent
Net Interest Income                          529.0      530.1       0
Net Interest Margin                           4.74       5.30 %   (11)




    Average loans for 2003 were slightly lower than 2002. Fourth-quarter 2003 average loans declined 5 percent from the same period last year due to continued modest loan demand. However, average loans increased 1 percent from the prior quarter. Compared with 2002 averages, commercial loans decreased 7 percent; residential first mortgage loans rose 4 percent, real estate mortgage loans rose 4 percent; and real estate construction loans rose 2 percent. Compared with the prior-year fourth-quarter averages, commercial loans declined 13 percent; residential first mortgage loans rose 8 percent; real estate mortgage loans decreased 1 percent; and real estate construction loans decreased 6 percent. Compared with the prior quarter, average residential first mortgage loans and real estate mortgage loans increased while all other loan categories decreased.
    Period-end December 31, 2003 loans increased $340.6 million from September 30, 2003, reflecting growth in all loan categories except installment loans.
    Average securities, principally with low current yields and short maturities, increased 50 percent for the year and 64 percent for the fourth quarter of 2003 compared with the same periods of 2002. The reasons were higher deposit balances and modest loan demand. As of December 31, 2003, unrealized gains on securities available-for-sale were $15.0 million. The average duration of total available-for-sale securities at December 31, 2003 was 3.4 years compared to 3.2 years at September 30, 2003 and 2.1 years at December 31, 2002.
    Average deposits continued to increase. Average core deposits represented 90 percent and 91 percent of the total average deposit base for the year and fourth quarter of 2003, respectively. That compares with 86 percent and 88 percent for the same periods of 2002 and 90 percent for the third quarter of 2003. New clients and higher client balances maintained as deposits to pay for services contributed to the continued growth of deposits.
    The net interest margin continued to narrow, however, at a slower rate in the fourth quarter, due to prepayment and refinancing activity and low interest rates.
    As part of the company's long-standing asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings, with a notional value of $1.1 billion, added $31.5 million to net interest income in 2003, compared with $32.2 million in 2002. These amounts included $21.6 million and $14.4 million, respectively, for interest swaps qualifying as fair value hedges. For the fourth quarter of 2003, interest rate swaps added $8.3 million to net interest income, compared with $7.6 million in the fourth quarter of 2002 and $8.1 million for the third quarter of 2003. These net interest income amounts included $6.1 million, $3.8 million and $5.8 million, respectively, for interest swaps qualifying as fair-value hedges. Income from swaps qualifying as cash-flow hedges was $2.2 million for the fourth quarter of 2003, compared with $3.8 million for the fourth quarter of 2002 and $2.3 million for the third quarter of 2003. Income from existing swaps qualifying as cash flow hedges of loans expected to be recorded in net interest income within the next 12 months is $7.0 million.
    Interest recovered on nonaccrual and charged off loans included in net interest income for the year 2003 was $2.7 million compared with $2.3 million for year 2002. Interest income recovered was $0.3 million for the fourth quarter of 2003, compared with $0.9 million for the fourth quarter of 2002 and $1.3 million for the third quarter of 2003.
    The Bank's prime rate was 4.00 percent as of December 31, 2003, compared with 4.25 percent a year earlier.

    NONINTEREST INCOME

    The company continues to emphasize growth in noninterest income through both the development of its existing business and acquisitions. For 2003, noninterest income including gains (losses) on the sale of loans, assets and debt repurchase and gains on the sale of securities increased to $177.2 million, up 21 percent from $146.3 million for 2002, attributable to a significant extent to the CCM acquisition. Noninterest income increased to $47.9 million for the fourth quarter of 2003, up 28 percent from $37.4 million for the fourth quarter of 2002. Over the third quarter of 2003, noninterest income was up 6 percent.
    As a percentage of total revenues, noninterest income for the year and fourth quarter of 2003 was 26 percent and 27 percent, respectively, compared with 22 percent for both the year and fourth quarter of 2002, and 26 percent for the third quarter of 2003.

    Trust and Investment Fee Revenue



               At or for the         At or for        For the
             three months ended    the three months  twelve months
                Dec. 31,              ended          ended Dec. 31,
                                     Sept. 30,
                                  %                                %
Dollars in                      Change                         Change
 millions        2003      2002            2003     2003  2002
----------- ---------- --------- ------ --------- ------ ------ ------

Trust and
 Investment
 Fee
 Revenue        $23.3     $16.0     46     $23.4  $83.7  $61.3     37
Assets
 Under
 Admini-
 stration    28,835.3  19,513.3     48  27,485.8
Assets
 Under
 Management
 (1)(2)      13,610.8   7,407.0     84  12,653.0

(1) Included above in assets under administration

(2) Excludes $2,858 and $2,115 million of assets under management for the CCM minority owned asset managers as of December 31, 2003 and September 30, 2003, respectively



    Assets under management at December 31, 2003 increased, primarily due to the CCM acquisition in April. New business, aided by strong relative investment performance and higher market values, also contributed to the increase. The revenue increases for both the year and fourth quarter of 2003 were driven by higher balances under management or administration. Increases in market values are reflected in fee income primarily on a trailing-quarter basis.

    Other Noninterest Income

    Cash management and deposit transaction fees for 2003 grew 5 percent from the preceding year and increased slightly between the fourth quarters of 2002 and 2003. Strong growth in deposits and higher sales of cash management products contributed to this growth. Cash management and deposit transaction fees for the fourth quarter of 2003 decreased 2 percent from the third quarter of 2003.
    International services fees in 2003 were 6 percent higher than 2002. International services fees for the fourth quarter of 2003 were up 2 percent over the same period last year, and increased 6 percent from the third quarter of 2003. Higher foreign exchange income fueled the year-over-year revenue growth while trade-finance revenue was down from 2002.
    Included in other income was $4.0 million of participating mortgage loan ("PML") fees in 2003 compared with $3.0 million in 2002. Fourth quarter 2003 PML fees were $2.6 million compared with $0.3 million in the fourth quarter of 2002 and $0.9 million in the third quarter of 2003.
    For 2003, the company realized $3.2 million in gains on the sale of loans, assets and debt repurchase and gains on the sale of securities compared with $1.4 million in gains for 2002. A gain of $0.5 million was recorded for the fourth quarter of 2003, compared with a gain of $0.1 million for the fourth quarter of 2002. There were essentially no gains for the third quarter of 2003.

    NONINTEREST EXPENSE

    Noninterest expense for the year 2003 amounted to $364.2 million, up 10 percent from $332.0 million for 2002. Noninterest expense was $95.1 million in the fourth quarter of 2003, up 8 percent from $88.2 million for the fourth quarter of 2002 and up 3 percent from $92.3 million for the third quarter of 2003. Expenses grew primarily because of the acquisition of CCM, the issuance of restricted stock awards to colleagues in the second quarter of 2003 and, to a lesser extent, the company's expansion, principally into New York and new regional centers in Walnut Creek and Palo Alto. Excluding the expenses of CCM and City National's New York office, 2003 expenses were up 4 percent over 2002.
    For 2003, the company's efficiency ratio was 52.15 percent, compared with 49.20 percent for 2002. The efficiency ratio for the fourth quarter of 2003 was 52.77 percent, compared with 51.28 percent for the fourth quarter of 2002 and 52.92 percent for the third quarter of 2003. The increase in the efficiency ratio is primarily attributable to the acquisition of CCM.

    INCOME TAXES

    The 2003 effective tax rate was 36.6 percent, compared with 30.1 percent for 2002. The higher effective tax rate for 2003 reflects changes in the mix of tax rates applicable to income before tax and the absence of certain tax benefits recognized in 2002, including benefits related to the company's two previously disclosed real estate investment trusts (REITs). In the fourth quarter, the company reversed the net state tax benefits recorded in the first three quarters of 2003 and reflected no such benefits in the fourth quarter related to its REITs in accordance with accounting principles generally accepted in the United States of America. The absence of these benefits increased the company's effective tax rate by approximately 3 percentage points.
    On December 31, 2003, the California Franchise Tax Board announced its position that certain transactions related to REITs and regulated investment companies (RICs) will be disallowed pursuant to California Senate Bill 614 and Assembly Bill 1601. The company created its two REITs (one of which was previously formed as a RIC in 2000) to raise capital for its subsidiary bank. The company does not expect to record any tax benefits relating to these transactions in 2004. The company also believes it is appropriately reserved for the benefits previously recognized in the three prior years. The company and its financial advisors believe that the company's position has merit and the company will pursue its claims and defend its use of these entities and transactions.

    CREDIT QUALITY

    The provision for credit losses of $29.0 million for 2003 was down 57 percent from $67.0 million for the prior year. The company's decision to make no provision for credit losses in the fourth quarter of 2003 was attributable to the improving credit quality of its portfolio; a decline in nonaccrual loan levels; the payment, charge off or sale of selected higher-risk credits; a lower level of charge-offs; higher-than-expected recoveries; management's ongoing assessment of the credit quality of the portfolio and a more stable economic environment. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at December 31, 2003.



                  At or for the                       At or for the
               three months ended                 three months ended
                     Dec. 31,           %              Sept. 30,
                 2003     2002        Change              2003

Dollars in
 millions

Provision For
 Credit Losses   $-       $17.5      (100)                  $-
Net Loan Charge
 -Offs           0.2       12.2       (98)                (4.7)
Annualized
 Percentage of
 Net Charge-Offs
 to Average
 Loans          0.01 %     0.61 %     (98)                0.25 %
Nonperforming
 Assets        $42.3      $72.0       (41)               $54.7
Percentage of
 Nonaccrual
 Loans and
 ORE to
 Total Loans
 and ORE        0.54 %     0.90 %     (40)               0.72 %
Allowance for
 Credit Losses $166.0     $164.5        1              $166.2
Percentage of
 Allowance
 for Credit
 Losses to
 Outstanding
 Loans          2.11 %     2.06 %       2                2.20 %
Percentage of
 Allowance
 for Credit
 Losses to
 Nonaccrual
 Loans        392.65     230.53        70              304.08



                                                    For the
                                                twelve months ended
                                                 December 31,        %
                                                ---------------
Dollars in millions                              2003    2002   Change
------------------------------------------------------- ------- ------
Provision For Credit Losses                     $29.0   $67.0     (57)
Net Loan Charge-Offs                             27.5    54.1     (49)
Annualized Percentage of  Net
Charge-Offs to Average Loans                     0.36 %  0.69 %   (48)



    For 2003, net charge-offs were $27.5 million, down from $54.1 million for 2002. Net charge-offs for the fourth quarter of 2003 were $0.2 million, including $1.8 million related to the company's syndicated non-relationship commercial and purchased media and telecommunication loan portfolio. This compares with $12.2 million and $7.7 million, respectively, for the fourth quarter of 2002.
    Nonaccrual loans at December 31, 2003 were $42.3 million, down 41 percent from $71.4 million at December 31, 2002. Nonaccrual loans declined 23 percent in the fourth quarter from the third quarter of 2003, primarily due to payoffs. At December 31, 2003, approximately 33 percent of the nonperforming assets were loans to Northern California clients. Approximately 12 percent of nonperforming assets were 2 syndicated non-relationship commercial and purchased media and telecommunication loans totaling $5.0 million, which compared with 3 loans totaling $8.7 million at September 30, 2003. Five percent of the company's year-end nonperforming assets were 2 dairy credits for $2.3 million. The remaining 50 percent were loans to other borrowers with no major industry concentrations.
    At December 31, 2003, the company's loan portfolio included approximately $964.0 million of credits to borrowers located in Northern California, including approximately $496.0 million of loans managed in Northern California offices. In addition, the portfolio included approximately $152.0 million in outstanding dairy loans and $18.7 million of syndicated non-relationship commercial and purchased media and telecommunication loans, the latter down from $31.2 million at September 30, 2003.

    OUTLOOK

    Management currently expects net income per diluted common share for 2004 to be approximately 7 to 9 percent higher than net income per diluted common share for 2003, based on current economic conditions and the business indicators below:

    --  Average loan growth 6 to 9 percent

    --  Average deposit growth 6 to 9 percent

    --  Net interest margin 4.50 to 4.70 percent

    --  Provision for credit losses $20 million to $30 million

    --  Noninterest income growth 6 to 8 percent

    --  Noninterest expense growth 8 to 10 percent

    --  Effective tax rate 36 to 38 percent (1)

    (1) Quarterly comparisons with the first three quarters of 2003 will be impacted by the REIT state tax benefits which were reversed in the fourth quarter of 2003.

    CAPITAL LEVELS

    Total risk-based capital and Tier 1 risk-based capital ratios at December 31, 2003 were 14.86 percent and 10.81 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio at December 31, 2003 was 7.48 percent. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at September 30, 2003 were
14.94 percent, 10.76 percent and 7.37 percent, respectively.

    STOCK REPURCHASE

    On January 22, 2003, the Board of Directors authorized a one-million-share stock buyback program. No shares were repurchased during the fourth quarter of 2003. A total of 750,100 shares have been repurchased under this program at an average cost of $42.47 per share, leaving 249,900 shares available for repurchase. The shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. On July 15, 2003, the Board of Directors authorized the repurchase of 500,000 additional shares of City National Corporation stock, following completion of the Company's January 22, 2003 buyback initiative. There were 1,225,569 treasury shares at December 31, 2003.

    ABOUT CITY NATIONAL

    City National Corporation is a financial services company with $13.0 billion in total assets. Its wholly owned subsidiary, City National Bank is California's Premier Private and Business Bank(SM). The bank provides banking, investment and trust services through 54 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area, and New York City.
    For more information about City National, visit the company's Web site at cnb.com http://www.cnb.com/.
    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.
    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent December 31, 2003 announcement by the FTB regarding the taxation of REITs and RICs, (8) an expansion of Bovine Spongiform Encephalopathy (better known as "Mad Cow" disease), and (9) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended September 30, 2003, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."


    NOTE: City National Corporation will host a conference call this afternoon to discuss results for the year 2003. The call will begin at 2:00 p.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (877) 313-6466. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for 12 months.



CITY NATIONAL
 CORPORATION
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (unaudited)
  (Dollars in thousands, except per share amount)
----------------------------------------------------------------------
                          December 31,
                          ------------------------------------
                                 2003         2002  % Change
                          ------------ ------------ ----------
Assets
         Cash and due
          from banks         $461,443     $497,273        (7)
         Federal funds
          sold                240,000      460,000       (48)
         Due from banks
          - interest
          bearing             405,747       45,412       793
         Securities         3,457,189    2,353,455        47
         Loans (net of
          allowance for
          credit
          losses of
           $165,986 and
           $166,209)        7,716,756    7,834,968        (2)
         Other assets         737,107      679,284         9
                          ------------ ------------
          Total assets    $13,018,242  $11,870,392        10
                          ============ ============

Liabilities and
 Shareholders' Equity
         Noninterest-
          bearing
          deposits         $5,486,668   $4,764,234        15
         Interest-
          bearing
          deposits          5,450,395    5,075,464         7
                          ------------ ------------
          Total
           deposits        10,937,063    9,839,698        11
         Federal funds
          purchased and
          securities
          sold
          under
           repurchase
           agreements         111,713      266,727       (58)
         Other short-
          term borrowed
          funds                15,125      125,125       (88)
         Subordinated
          debt                295,723      303,795        (3)
         Other long-
          term debt           280,565       68,682       308
         Other
          liabilities /
          minority
          interest            158,797      156,406         2
                          ------------ ------------
          Total
           liabilities     11,798,986   10,760,433        10
         Shareholders'
          equity            1,219,256    1,109,959        10
                          ------------ ------------
          Total
           liabilities
           and
           shareholders'
           equity         $13,018,242  $11,870,392        10
                          ============ ============


         Book value per
          share                $24.85       $22.66        10


         Number of
          shares at
          period end       49,060,593   48,983,431         -






CONSOLIDATED STATEMENT OF
 INCOME (unaudited)
 (Dollars in thousands,
 except per share amount)
----------------------------------------------------------------------
               For the three months              For the twelve months
                       ended                              ended
                    December                           December
                       31,                                31,
    --------------------------------  --------------------------------
                                          %                        %
                    2003       2002   Change     2003      2002 Change

Interest
 income         $143,355   $151,215    (5)    $575,725  $609,700   (6)
Interest
 expense         (12,742)   (19,752)  (35)     (61,110)  (94,444) (35)
              ----------------------        ----------- -----------
Net
 interest
 income          130,613    131,463    (1)     514,615   515,256    -
Provision
 for credit
 losses                -    (17,500) (100)     (29,000)  (67,000) (57)
              ----------------------        ----------- -----------
Net interest
 income
 after
 provision
 for credit
 losses          130,613    113,963    15      485,615   448,256    8

Non-
interest
 income           47,929     37,434    28      177,225   146,293   21

Noninterest
 expense         (95,117)   (87,916)    8     (364,178) (331,646)  10

Minority
 interest           (782)      (571)   37       (4,039)     (945) 327
              ----------------------        ----------- -----------
Income
 before
 taxes            82,643     62,910    31      294,623   261,958   12

Income
 taxes           (38,205)   (18,491)  107     (107,946)  (78,858)  37
              ----------------------        ----------- -----------
Net
 income          $44,438    $44,419     -     $186,677  $183,100    2
              ======================        =========== ===========
Net income
 per share,
 basic             $0.91      $0.90     1        $3.84     $3.69    4
              ======================        =========== ===========
Net income
 per share,
 diluted           $0.87      $0.87     -        $3.72     $3.56    4
              ======================        =========== ===========
Dividends
 paid per
 share             $0.28      $0.20    40        $0.97     $0.78   24
              ======================        =========== ===========


Shares used
 to compute
 per share
 net income,
 basic        48,949,252 49,489,632         48,643,325  49,562,552

Shares used
 to compute
 per share
 net income,
 diluted      50,965,884 50,773,446         50,197,722  51,389,475


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL
 INFORMATION  (unaudited)
 (Dollars in thousands)
----------------------------------------------------------------------
Period end                 December 31,
                           -----------------------------------
                                  2003        2002  % Change
                           ------------ ----------- ----------
Loans
           Commercial       $3,222,444  $3,609,053       (11)
           Residential
            first
            mortgage         1,937,979   1,738,909        11
           Real estate
            mortgage         2,002,229   1,934,409         4
           Real estate
            construction       637,595     640,861        (1)
           Installment          82,495      76,238         8
                           ------------ -----------
              Total
               loans        $7,882,742  $7,999,470        (1)
                           ============ ===========


Deposits
           Noninterest-
            bearing         $5,486,668  $4,764,234        15
           Interest-
            bearing,
            core             4,510,194   4,038,497        12
                           ------------ -----------
              Total core
               deposits      9,996,862   8,802,731        14
           Time deposits
            - $100,000
            and over           940,201   1,036,967        (9)
                           ------------ -----------
              Total
               deposits    $10,937,063  $9,839,698        11
                           ============ ===========

Credit Quality
           Nonaccrual
            loans and
            ORE
              Nonaccrual
               loans           $42,273     $71,357       (41)
              ORE                    -         670      (100)
                           ------------ -----------
           Total
            nonaccrual
            loans and ORE      $42,273     $72,027       (41)
                           ============ ===========


           Total
            nonaccrual
            loans and ORE
            to total
            loans and ORE         0.54        0.90       (40)

           Loans past due
            90 days or
            more on
            accrual
            status              $2,043      $6,156       (67)
                           ============ ===========







                  For the three                   For the twelve
                    months ended                    months ended
Allowance for   December                        December
 Credit            31,                             31,
 Losses
         ------------------------------  -----------------------------
                   2003      2002  % Change   2003     2002  % Change
         --------- --------- ----------  --------- --------- ---------
Beginning
 balance        $166,209  $159,173      4    $164,502  $142,862    15
 Additions
  from acqui-
 sition                -         -      -           -     8,787    N/M
 Provision
  for credit
  losses               -    17,500   (100)     29,000    67,000   (57)
 Charge-offs      (3,330)  (16,590)   (80)    (40,022)  (64,015)  (37)
 Recoveries        3,107     4,419    (30)     12,506     9,868    27
                --------- ---------             --------- ---------
  Net charge-
   offs             (223)  (12,171)   (98)    (27,516)  (54,147)  (49)
                --------- ---------             --------- ---------
Ending
 Balance        $165,986  $164,502      1    $165,986  $164,502     1
                ========= =========             ========= =========

Total net
 charge-offs
 to average
 loans
 (annualized)      (0.01)    (0.61)   (98)      (0.36)    (0.69)  (48)

Allowance for
 credit losses
 to total
 loans                                           2.11      2.06     2
Allowance for
 credit losses
 to nonaccrual
 loans                                         392.65    230.53    70




CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
 (unaudited)  (Dollars in
 thousands)
----------------------------------------------------------------------
                                    For the three months
                                            ended
                                    December
                                       31,
                                   ----------------------------------
                                         2003        2002  % Change
                                   ----------- ----------- ----------
Average Balances
Loans
              Commercial           $3,129,296  $3,599,985       (13)
              Residential first
               mortgage             1,878,248   1,731,487         8
              Real estate
               mortgage             1,899,634   1,911,839        (1)
              Real estate
               construction           614,300     651,386        (6)
              Installment              83,939      76,177        10
                                   ----------- -----------
               Total loans         $7,605,417  $7,970,874        (5)
                                   =========== ===========

Securities                         $3,424,291  $2,089,247        64
Interest-earning assets            11,749,593  10,375,595        13
Assets                             12,756,557  11,312,332        13
Core deposits                       9,737,343   8,175,534        19
Deposits                           10,693,959   9,284,335        15
Shareholders' equity                1,200,390   1,108,090         8

Noninterest income
              Trust and
               investment fee
               revenue                $23,317     $15,980        46
              Cash management and
               deposit
               transaction fees        10,418      10,399         -
              International
               services                 5,144       5,034         2
              Bank owned life
               insurance                  773         731         6
              Other                     7,781       5,170        51
                                   ----------- -----------
               Subtotal - core         47,433      37,314        27
              Gain (loss) on sale
               of  loans and
               assets/debt
               repurchase                 (40)       (833)      (95)
              Gain on sale of
               securities                 536         953       (44)
                                   ----------- -----------
               Total                  $47,929     $37,434        28
                                   =========== ===========

Total revenue                        $178,542    $168,897         6
                                   =========== ===========

Noninterest expense
              Salaries and
               employee benefits      $55,912     $49,431        13
                                   ----------- -----------
              All Other
              Net occupancy of
               premises                 8,435       8,109         4
              Professional              7,204       8,791       (18)
              Information
               services                 4,699       4,991        (6)
              Depreciation              3,343       3,195         5
              Marketing and
               advertising              3,499       3,718        (6)
              Office services           2,485       2,692        (8)
              Amortization of
               intangibles              2,654       1,976        34
              Equipment                   519         593       (12)
              Other operating           6,367       4,420        44
                                   ----------- -----------
               Total all other         39,205      38,485         2
                                   ----------- -----------
               Total                  $95,117     $87,916         8
                                   =========== ===========

Selected Ratios
For the Period
              Return on average
               assets                    1.38 %      1.56 %     (12)
              Return on average
               shareholders'
               equity                   14.69       15.90        (8)
              Net interest
               margin                    4.52        5.17       (13)
              Efficiency ratio
               (1)                      52.77       51.28         3
              Dividend payout
               ratio                    30.94       21.87        41

Period End
              Tier 1 risk-based
               capital ratio               --          --        --
              Total  risk-based
               capital ratio               --          --        --
              Tier 1 leverage
               ratio                       --          --        --


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
 (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------
                                      For the twelve months
                                         ended December 31,
                                     ---------------------------------
                                           2003        2002  % Change
                                     ----------- ----------- ---------
Average Balances
Loans
                Commercial           $3,319,328  $3,580,293        (7)
                Residential first
                 mortgage             1,781,006   1,704,571         4
                Real estate
                 mortgage             1,901,491   1,831,125         4
                Real estate
                 construction           647,851     634,074         2
                Installment              79,474      72,590         9
                                     ----------- -----------
                 Total loans         $7,729,150  $7,822,653        (1)
                                     =========== ===========

Securities                           $2,976,741  $1,977,948        50
Interest-earning assets              11,159,034   9,996,998        12
Assets                               12,146,932  10,891,575        12
Core deposits                         9,042,255   7,399,970        22
Deposits                             10,045,267   8,639,546        16
Shareholders' equity                  1,147,477   1,049,393         9

Noninterest income
                Trust and
                 investment fee
                 revenue                $83,714     $61,277        37
                Cash management and
                 deposit
                 transaction fees        42,656      40,722         5
                International
                 services                19,336      18,291         6
                Bank owned life
                 insurance                2,965       2,860         4
                Other                    25,402      21,702        17
                                     ----------- -----------
                 Subtotal - core        174,073     144,852        20
                Gain (loss) on sale
                 of  loans and
                 assets/debt
                 repurchase                  78      (1,590)     (105)
                Gain on sale of
                 securities               3,074       3,031         1
                                     ----------- -----------
                 Total                 $177,225    $146,293        21
                                     =========== ===========

Total revenue                          $691,840    $661,549         5
                                     =========== ===========

Noninterest expense
                Salaries and
                 employee benefits     $217,494    $195,652        11
                                     ----------- -----------
                All Other
                Net occupancy of
                 premises                31,408      27,621        14
                Professional             27,230      24,620        11
                Information
                 services                18,003      18,212        (1)
                Depreciation             12,796      13,191        (3)
                Marketing and
                 advertising             13,224      13,076         1
                Office services           9,957       9,752         2
                Amortization of
                 intangibles              9,222       7,523        23
                Equipment                 2,351       2,463        (5)
                Other operating          22,493      19,536        15
                                     ----------- -----------
                 Total all other        146,684     135,994         8
                                     ----------- -----------
                 Total                 $364,178    $331,646        10
                                     =========== ===========

Selected Ratios
For the Period
                Return on average
                 assets                    1.54 %      1.68 %      (8)
                Return on average
                 shareholders'
                 equity                   16.27       17.45        (7)
                Net interest
                 margin                    4.74        5.30       (11)
                Efficiency ratio
                 (1)                      52.15       49.20         6
                Dividend payout
                 ratio                    25.33       21.10        20

Period End
                Tier 1 risk-based
                 capital ratio            10.81        9.87        10
                Total  risk-based
                 capital ratio            14.86       14.26         4
                Tier 1 leverage
                 ratio                     7.48        7.55        (1)



(1) The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).



    CONTACT: City National
             Frank Pekny, 310-888-6700 (Financial/Investors)
             Cary Walker, 213-833-4715 (Media)
               or
             Abernathy MacGregor Group (Financial/Investors)
             Ian Campbell, 213-630-6550